Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Harvard Apparatus Regenerative Technology, Inc.:

We consent to the use of our report dated March 26, 2015, with respect to the consolidated balance sheets of Harvard Apparatus Regenerative Technology, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014, incorporated by reference herein.

/s/ KPMG LLP

Boston, Massachusetts
March 30, 2015